EXHIBIT 99.1
NEWS RELEASE DATED JUNE 14, 2011
Digerati Reports Third Quarter Operating Results

San Antonio, Texas – June 14, 2011 – Digerati Technologies, Inc. (OTCBB: DTGI) (OTCQB:DTGI) today announced operating results for the third quarter and first nine months of FY2011.

For the three and nine months ended April 30, 2011, the Company reported revenue of approximately $3.5 million and $11.7 million, respectively.  Gross profit totaled $289,000 during the most recent quarter and $1,002,000 for the first nine months of FY2011.

As anticipated, the contribution from the Company’s cloud telephony products and services increased from 15% of overall gross profits in the quarter ended January 31, 2011 to 21% in the quarter ended April 30, 2011.  The Company’s working capital deficit improved by $136,000, or 23% at the end of the third fiscal quarter of FY2011, when compared with its working capital deficit at July 31, 2010.  Adjusted for non-cash items, the Company recorded a non-GAAP net loss of ($180,000) for the third quarter of FY2011 vs. non-GAAP net income of $68,000 for the prior-year quarter.  The Company incurred $474,000 in non-cash expenses during the quarter ended April 30, 2011 that was primarily comprised of depreciation, amortization, interest expense, and stock-based compensation.   During the third quarter, the Company incurred $55,000 in legal, shareholder proxy, SEC filing and corporate marketing expenses that were related to its corporate re-branding initiative.

Highlights and key accomplishments for the quarter ended April 30, 2011 include the following:

•
Shareholders approved a change in corporate name to Digerati Technologies, Inc. (from ATSI Communications, Inc.), and the Company’s common stock commenced trading under its new symbol "DTGI" on March 21, 2011

•	The Company launched its new corporate website and unveiled a new corporate logo

•	The Company appointed Ken Ryon as Senior Vice President of Engineering

•	The Company deployed a new global call routing solution

Arthur L. Smith, Chief Executive Officer of Digerati Technologies, Inc., stated, “Although we continued to incur expenses during the third quarter related to our corporate re-branding initiative, we were pleased to complete the project during the same period.  Accomplishing this key objective aligns our corporate name with our primary brand, increases the Company's visibility with its customers, heightens exposure for our accomplishments, and allows for a more favorable positioning within the industry.  In addition, we accomplished several other important objectives related to our cloud telephony product line during the three months ended April 30, 2011."

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Digerati uses non-GAAP measures of operating income (loss), net income (loss) and income (loss) per share, which include adjustments that exclude non-cash expenses, including stock-based compensation in accordance with SFAS 123R. Digerati’s management believes the non-GAAP financial information provided in this release is useful to investors’ understanding and assessment of Digerati's ongoing core operations and prospects for the future. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP. Because management uses both GAAP and non-GAAP information in evaluating and operating its business internally, the Company believes it is important to provide such information to investors.

Net income (loss) before non-cash items is not a term defined by generally accepted accounting principles (GAAP) and may not be comparable to other similarly titled measurements used by other companies. Such non-GAAP measures should be considered in addition to, and not as a substitute for, performance measures calculated in accordance with GAAP. The accompanying table includes a detailed reconciliation of net income (loss) reported in accordance with GAAP to net income (loss) before non-cash items.

Digerati Technologies, Inc. is an established cloud communications service provider meeting the global needs of businesses that are seeking simple, flexible, and cost-effective solutions.  Digerati's cloud-based services include fully hosted IP/PBX, VoIP transport, SIP trunking, data storage, and customized VoIP solutions for specialized applications. Services are delivered with unparalleled reliability and performance over Digerati's carrier-class global VoIP network, which has been built over the course of a decade.   For more information visit www.digerati-inc.com.

The information in this news release includes certain forward-looking statements that are based upon management’s expectations and assumptions about certain risks and uncertainties that can affect future events.  Although management believes these assumptions and expectations to be reasonable on the date of this news release, these risks and uncertainties may cause actual events to differ from those contained in this news release.  The risks and uncertainties include, but are not limited to, continuing as a going concern, availability and cost of our present vendors and suppliers, and absence of any change in government regulations or other costs associated with data transmission over the Internet or transmissions in foreign countries.
Contact:

Jack Eversull
The Eversull Group
(972) 571-1624
(214) 469-2361 fax
jack@eversullgroup.com
or

R. Jerry Falkner, CFA
RJ Falkner & Company, Inc.
(830) 693-4400 info@rjfalkner.com

DIGERATI TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; In thousands, except per share amounts)

	Three months ended April 30,
	2011	2010
OPERATING REVENUES:
VoIP services	$3,423	$6,550
Hosted services	74	24

Total operating revenues	3,497	6,574

OPERATING EXPENSES:
Cost of services (exclusive of depreciation and amortization)	3,208	6,089
Selling, general and administrative expense (exclusive of legal and professional fees)	762	368
Legal and professional fees	106	52
Bad debt	—	—
Depreciation and amortization expense	26	44
Total operating expenses	4,102	6,553

OPERATING INCOME (LOSS)	(605)	21

OTHER INCOME (EXPENSE):
Loss on debt extinguishment	—	—
Gain on forgiveness of accrued interest	—	—
Interest expense	(49)	(34)
Total other expense	(49)	(34)

NET LOSS	(654)	(13)

NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	—	—

NET LOSS ATTRIBUTABLE TO DIGERATI TECHNOLOGIES, INC.	$(654)	$(13)

LOSS PER SHARE - BASIC AND DILUTED	$(0.01)	$(0.00)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	65,463,240	45,504,120

NET LOSS ATTRIBUTABLE TO DIGERATI TECHNOLOGIES, INC., as reported	$(654)	$(13)

EXCLUDING NON-CASH ITEMS:
ADD:
Non-cash stock-based compensation	399	3
Bad debt	—	—
Depreciation and amortization	26	44
Interest expense	49	34
Loss on debt extinguishment	—	—
MINUS:
Gain on forgiveness of accrued interest	—	—
Net loss attributable to noncontrolling interest	—	—

NET LOSS ATTRIBUTABLE TO DIGERATI TECHNOLOGIES, INC.
EXCLUDING NON-CASH ITEMS:	$(180)	$68